Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. APPOINTS ERAN COHEN

AS EVP, CHIEF MARKETING OFFICER

New York, New York — October 12, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 580 retail stores, today announced that Eran Cohen has been named to the position of Executive Vice President, Chief Marketing Officer.  The Company has expanded its Chief Marketing Officer role and Mr. Cohen will be responsible for all marketing and visual aspects of New York & Company’s integrated brand strategy and marketing campaign including the Company’s E-commerce business.  Mr. Cohen will report to Greg Scott, President, and he will serve on the Company’s executive committee.

“We are excited to have Eran join our senior management team,” said Greg Scott, New York & Company’s President. “Eran is a talented executive with deep expertise across all marketing disciplines, especially as it relates to specialty retail. Under his leadership, we have a great opportunity to further leverage the New York & Company brand through a comprehensive and strategic marketing program that will enhance the overall experience for our customers.”

Mr. Cohen joins New York & Company from Collective Brand’s Payless ShoeSource Division, where most recently he was Senior Vice President, Chief Marketing Officer.  At Payless, Mr. Cohen was part of the team that led the Payless brand turn-around.  He was responsible for all global marketing efforts — including branding and brand strategies, media, public relations, digital marketing, creative, visual merchandising, customer relationship management and the E-commerce business. In addition, Mr. Cohen provided creative strategy and support for the brand repositioning efforts of Keds and Stride Rite, two of Collective Brands’ iconic brands. He also served on the Strategic Advisory Committee for Collective Licensing International, the youth lifestyle brand and licensing arm of Collective Brands. Mr. Cohen’s prior professional experience includes leadership roles with Gap and Old Navy, divisions of Gap, Inc.  Mr. Cohen launched his career in retail at Esprit de Corp., where he held various Product Manager positions and served as President of Esprit Asia footwear and accessories division.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 580 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.